Exhibit 23.12

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 12, 2011, except for paragraphs 2 and 3 of Note 16 as to which the date is November 22, 2011 and paragraph 4 of Note 16 as to which the date is December 14, 2011 with respect to the consolidated financial statements of Acadia Healthcare Company, LLC included in the Registration Statement (Form S-4) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of $150,000,000 12.875% Senior Notes due 2018.

/s/ Ernst & Young LLP

Nashville, Tennessee

December 14, 2011